Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated February 19, 2007 is made by and between NANOGEN, INC., a Delaware corporation (hereinafter the “Company”), and David G. Ludvigson (hereinafter “Executive”) and shall, except as otherwise provided herein, be effective as of January 1, 2007 (the “Effective Date”).

WHEREAS, the Executive is currently a party to a letter agreement with the Company dated April 30, 2004 which sets forth the terms of the Executive’s employment with the Company (the “Prior Agreement”);

WHEREAS, the Company desires to continue the Executive’s employment with the Company, and the Executive is willing to continue in such employment status; and

WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Prior Agreement as a formal employment agreement and to continue Executive’s employment with the Company upon the terms and conditions of this Agreement.

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, hereby agree as follows:

ARTICLE I

TERM OF AGREEMENT

Section 1.01 Commencement Date. The terms of this Agreement shall govern Executive’s employment with the Company for the period commencing on the Effective Date and terminating on the date this Agreement expires in accordance with its terms. This Agreement shall expire upon the expiration of the three-(3) year period measured from the Effective Date, unless terminated earlier pursuant to Article VI or renewed for an additional period pursuant to Section 1.02 below.

Section 1.02 Renewal. The term of this Agreement shall be automatically renewed for successive one (1) year periods, beginning with the expiration of the initial three (3)-year period specified in Section 1.01 above, unless either party delivers written notice of non-renewal to the other at least ninety (90) days prior to the next scheduled expiration date of this Agreement.

Section 1.03 Non-Renewal. If notice of non-renewal is given, the term of this Agreement shall expire on the next scheduled expiration date. If this Agreement is not renewed by the Company at the end of any applicable term hereunder for any reason except the Executive’s death, disability or retirement and the Executive’s employment with the Company terminates as a result of such non-renewal, then Executive shall become entitled to receive the severance benefits set forth in Section 6.04 in accordance with the terms and conditions of such section.

ARTICLE II

EMPLOYMENT DUTIES

Section 2.01 Title/Responsibilities. Executive hereby agrees to continue in employment with the Company pursuant to the terms and conditions of this Agreement. Executive shall serve the Company in the position of President and Chief Operating Officer and shall have the powers and duties commensurate with such position. Executive shall be provided with the support personnel necessary (in the judgment of the Board of Directors) for the Executive to carry out the responsibilities of such position.

Section 2.02 Full Time Attention. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to his position with the Company and to such other services as the Board of Directors may reasonably request.

Section 2.03 Other Activities. Except with the prior written consent of the Board of Directors, Executive shall not during his period of employment with the Company engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or might otherwise place him in a competing position to, the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that Executive may own less than two percent of the outstanding securities of any such publicly traded competing corporation.

ARTICLE III

COMPENSATION

Section 3.01 Base Salary. Executive shall receive a Base Salary at an annual rate of $360,500 payable in accordance with the Company’s customary payroll practices. The Board of Directors shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such Base Salary as the Board of Directors may from time to time establish in its sole discretion.

Section 3.02 Achievement Bonus. Executive shall be eligible for an Achievement Bonus each fiscal year of up to 50% of his Base Salary tied to the Company’s achievement of the corporate goals established for that year by the Board of Directors and the achievement of such other goals set for the Company or Executive for such year by the Compensation Committee. The Board of Directors or Compensation Committee, as applicable, shall, in its respective sole discretion, determine whether such corporate or other goals have been attained or other achievements have occurred. Any Achievement Bonus to which Executive becomes entitled for a particular fiscal year shall be paid by the fifteenth (15th) day of the third calendar month following the close of that fiscal year or as soon thereafter as administratively practicable if payment cannot be made by such date by reason of unforeseen circumstances.

Section 3.03 Transaction Bonus. Should the Company, during the period of Executive’s employment pursuant to this Agreement, enter into a transaction approved by the Board of Directors which is not a Change in Control (as defined in Section 6.07 of this Agreement) but which, nonetheless, involves a change in the ownership of the Company or the composition of the Company’s Board of Directors that the full Board of Directors determines in its sole discretion constitutes a significant event which results in significant additional value for the Company’s stockholders, as determined by the Board of Directors in its sole discretion, such as the addition of a major new investor or investor group or the formation of a significant joint venture (a “Significant Event”), then Executive shall become entitled to a lump-sum Transaction Bonus in a cash amount equal to 100% of the annual rate of Base Salary in effect for him immediately preceding the effective date of the Significant Event. In the event Executive receives a Transaction Bonus, no Achievement Bonus will be paid to Executive for the year for which such Transaction Bonus is paid. Any Transaction Bonus to which Executive becomes entitled shall be paid as soon as administratively practicable following the effective date of the Significant Event, but in no event later than the close of the calendar year in which the Significant Event occurs or (if later) the fifteenth (15th) day of the third calendar month following the effective date of such Significant Event.

Section 3.04 Accelerated Vesting.

A. All stock options granted to Executive prior to December 12, 2006, to the extent outstanding but not otherwise vested at the time of a Change in Control, shall, immediately prior to such Change in Control, vest and become exercisable as to all the underlying shares as fully-vested shares, and all other equity awards made to Executive under the Company’s 1997 Stock Incentive Plan (or any subsequent plan) prior to December 12, 2006 and unvested at the time of such Change in Control shall, immediately prior to such Change in Control, vest in full. Stock options or other equity awards granted to Executive on or after December 12, 2006 shall be subject to such accelerated vesting provisions tied to a Change in Control as the Board of Directors or Compensation Committee may establish at the time of grant and set forth in the documentation for each such grant. However, each outstanding stock option or other equity award granted to Executive on or after the December 12, 2006 shall vest in full immediately prior to a Change in Control, to the extent the following conditions are satisfied with respect to each such stock option or equity award:

(i) the stock option is not to be assumed by the successor corporation (or its parent company) or otherwise continued in effect pursuant to the terms of the Change in Control,

(ii) the stock option is not to be replaced with a substitute option or cash incentive plan that preserves the spread existing at the time of the Change in Control on any shares for which the option is not otherwise at that time vested and exercisable (the excess of the fair market value of those shares over the applicable exercise price) and which vests at the same or faster rate as the vesting schedule applicable to such option, and

(iii) the equity award is not to be assumed by the successor corporation (or its parent company) or otherwise continued in effect pursuant to the terms of the Change in Control or is not to be replaced with a cash incentive plan that preserves the economic value of the award at the time of the Change in Control and which vests at the same or faster rate as the vesting schedule applicable to that award.

B. If the Company enters into a transaction which is not a Change in Control but which is a Significant Event, then the Board of Directors may, in its sole discretion, determine that all, or a portion, of the stock options granted to Executive before the effective date of such transaction shall vest and become exercisable on an accelerated basis at the time of such Significant Event and that all or a portion of any other outstanding equity award made to Executive under the Company’s 1997 Stock Incentive Plan (or any subsequent plan) shall also vest at that time.

Section 3.05 Withholding. All compensation and benefits payable to Executive pursuant to this Agreement shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

ARTICLE IV

EXPENSE ALLOWANCES AND FRINGE BENEFITS

Section 4.01 Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation during the term of this Agreement, plus one (1) additional day of paid vacation for each additional year of the Executive’s employment with the Company, up to a maximum of twenty-five (25) days.

Section 4.02 Benefits. During the term of this Agreement, the Company shall also provide Executive with the same health care benefits and life insurance coverage which the Company provides other senior management employees, to the extent Executive meets the eligibility criteria for coverage under such programs. Executive shall also have the right to participate in and to receive benefits from accident, disability, medical, pension, bonus, stock, profit-sharing and savings plans and similar benefits now or hereafter made available generally to employees of the Company, to the extent Executive satisfies the applicable eligibility requirements for such plans and benefits. Executive shall during the term of this Agreement be entitled to receive, at a minimum, standard medical and dental benefits similar to those typically afforded to individuals in similar positions and officer status with similar-sized biotechnology companies, provided the amount and extent of such medical and dental benefits to which Executive is so entitled shall be governed by the Company’s specific benefit plan, as it may be amended from time to time.

Section 4.03 Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided Executive properly accounts therefore and provides all requested documentation for such expenses. The reimbursement shall be provided to Executive as soon as administratively practicable following the Executive’s submission of such accounting and documentation to the Company.

ARTICLE V

CONFIDENTIALITY

Section 5.01 Proprietary Information. Executive represents and warrants that he has executed and delivered to the Company the Company’s standard Proprietary Information, Inventions and Dispute Resolution Agreement (the “Proprietary Information Agreement”) in form acceptable to the Company’s counsel. Such Proprietary Information Agreement shall continue to remain in full force and effect in accordance with its terms.

Section 5.02 Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.

ARTICLE VI

TERMINATION

Section 6.01 By Death. Executive’s period of employment with the Company shall terminate automatically upon his death. In such event, the Company shall pay to Executive’s beneficiaries or his estate, as the case may be, (i) any accrued but unpaid Base Salary, (ii) any bonus compensation to the extent earned and unpaid and not otherwise subject to any post-employment deferral period, (iii) any benefits under any plans of the Company in which Executive is a participant to the full extent Executive is entitled to receive such benefits at the time his death or termination of employment, (iv) any accrued but unpaid vacation pay, calculated on the basis of the rate of Base Salary in effect for Executive at the time of such termination of employment, and (v) any unreimbursed business expenses incurred by Executive in connection with his duties hereunder for which Executive is entitled to reimbursement pursuant to Section 4.03, all to the date of termination (collectively “Accrued Compensation”). Executive shall not be entitled to any other compensation or reimbursement of any kind, other than pursuant to Section 6.06 below, and thereafter the Company’s obligations hereunder shall terminate.

Section 6.02 By Disability. If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and the Company is not able to make any reasonable accommodation for Executive’s continued employment, then the Company may terminate Executive’s employment on the ninetieth (90th) day of such incapacity. In such event, the Company shall pay to Executive all Accrued Compensation, and shall, as severance compensation, continue to pay Base Salary to Executive based on the annual rate in effect for him at time of such termination of employment, until such time (but not more than ninety (90) days following the date of such termination) as Executive shall become entitled to receive disability income payments under the disability income plan maintained by the Company, which plan shall provide for full payment of Executive’s Base Salary during the period of disability. Executive shall not be entitled to any other compensation or reimbursement of any kind, other than pursuant to Section 6.06 below, and thereafter the Company’s obligations hereunder shall terminate. Nothing in this Section 6.02 shall affect Executive’s rights under any disability income plan in which he is a participant.

Section 6.03 By Company for Cause. The Company may terminate Executive’s employment for Cause (as defined below), without liability, at any time with or without advance notice to Executive. The Company shall pay all Accrued Compensation to Executive at the time of such termination. Executive shall not be entitled to any other compensation or reimbursement of any kind, other than pursuant to Section 6.06 below, and thereafter the Company’s obligations hereunder shall terminate. Termination shall be deemed to be for “Cause” in the event such termination occurs in connection any of the following: (a) any intentional action or intentional failure to act on the part of Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board of the Directors; (c) gross negligence by Executive in carrying out the duties of employment; (d) Executive’s conviction of a felony or a crime involving moral turpitude; (e) a material breach by Executive of any of Executive’s fiduciary obligations as an officer of the Company; or (f) Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Common Stock are at the time listed for trading; provided, however, that in the event that any of the foregoing events (other than the events specified in (d), (e) or (f) above) is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have five (5) business days to cure such event.

Section 6.04 At Will. At any time, the Company may terminate Executive’s employment, without liability, for any reason not specified in Section 6.03 above, by giving thirty (30) days advance written notice to Executive. If the Company terminates this Agreement or the employment of Executive with the Company other than pursuant to Section 6.01, 6.02 or 6.03, then the following provisions of this Section 6.04 shall apply:

A. If the Company elects to terminate Executive’s employment pursuant to this Section 6.04 prior to a Change in Control or after the expiration of the twenty four (24)- month period measured from the effective date of a Change in Control, the Executive shall become entitled to receive the following benefits:

(i) The Company shall pay to Executive all Accrued Compensation and shall, as severance compensation, continue to pay Executive’s Base Salary at the rate in effect at the time of Executive’s termination for a period of six (6) months measured from the date of such termination.

(ii) Upon the Executive’s timely election to receive continued health care coverage under Code Section 4980B (“COBRA”), Executive shall be provided with continued coverage under the Company’s group health plan at the Company’s expense for the benefit of the Executive and his eligible dependents until the earlier to occur of (a) the expiration of the six (6)-month period measured from the first day of the calendar month following the calendar month in which the termination of Executive’s employment occurs or (b) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional healthcare coverage to which the Executive and his dependents may be entitled under COBRA following the period of such continued coverage shall be at the Executive’s and/or his dependents’ sole cost and expense.

B. If the Company or its successor elects to terminate Executive’s employment pursuant to this 6.04 within the twenty-four (24)-month period measured from the effective date of a Change in Control, the Executive shall become entitled to receive the following benefits in lieu of the benefits set forth in Section 6.04A above:

(i) The Company shall, as severance compensation, continue to pay Executive’s Base Salary, at the higher of (a) the rate in effect at the time of Executive’s termination and (b) the rate in effect immediately prior to the Change in Control, for a period of eighteen (18) months measured from the date of such termination.

(ii) If the Executive’s employment is terminated in a fiscal year other than a fiscal year for which he is awarded a Transaction Bonus, then for each full month of employment which the Executive completes with the Company or its successor in the fiscal year in which his termination occurs, Executive shall be entitled to receive a cash payment equal to one-twelfth (1/12th) of the target Achievement Bonus in effect for him for that year, irrespective of whether or not the performance objectives for that year are attained. Such payment shall be made in a lump sum within ten (10) business days following the date the General Release required of the Executive pursuant to Section 6.04C below becomes effective.

(iii) All stock options granted to Executive on or after December 12, 2006 and outstanding at the time of such termination of employment shall immediately vest and become exercisable as to all the underlying shares as fully-vested shares, and all other equity awards made to Executive under the Company’s 1997 Stock Incentive Plan (or any subsequent plan) on or after December 12, 2006 and unvested at the time of such termination of employment shall immediately vest in full.

(iv) Upon the Executive’s timely election to receive continued health care coverage under Code Section 4980B (“COBRA”), Executive shall be provided with continued coverage under the Company’s group health plan at the Company’s expense for the benefit of the Executive and his eligible dependents until the earlier to occur of (a) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which the termination of Executive’s employment occurs or (b) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional healthcare coverage to which the Executive and his dependents may be entitled under COBRA following the period of such continued coverage shall be at the Executive’s and/or his dependents’ sole cost and expense.

Upon payment of the severance benefits described herein, all obligations of the Company (or its successor) hereunder shall terminate.

C. Notwithstanding the foregoing, in order to receive any payments or benefits under this Section 6.04, Executive must first execute and deliver to the Company, within thirty (30) days after the effective date of his termination of employment, a General Release and Waiver of Claims, in a form provided by the Company that is substantially similar in all material respects to Exhibit A hereto (a “General Release”), which is made a part of this Agreement, and such General Release must become effective and enforceable in accordance with its terms. During the period when payments and benefits are being paid or provided to Executive under this Section 6.04, Executive shall not (i) engage, directly or indirectly, in any other business activity that is competitive with, or that otherwise places him in a competing position to, the Company or any Affiliated Company (provided that Executive may own less than two percent (2%) of the outstanding securities of any publicly-traded corporation), or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company. If such General Release is not executed and delivered to the Company within the applicable thirty (30)-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will provided Executive under this Section 6.04.

Section 6.05 Constructive Termination. In the event that Executive voluntarily resigns within ninety (90) days following a material reduction of the powers and duties of his position with the Company that results in a material decrease in his responsibilities which are inconsistent with his position, authority and title pursuant to this Agreement, such resignation shall be deemed a termination of employment without Cause pursuant to Section 6.04. In the event of a Change in Control of the Company in which the Company shall become a division or subsidiary of a larger organization, a material reduction in the Executive’s powers, duties and responsibilities under this Agreement shall be deemed to occur for purposes of this Section 6.05 if the scope of the Executive’s powers, duties and responsibilities following such Change in Control are substantially limited to the business operations of such division or subsidiary and do not extend to the business operations of the larger organization.

Section 6.06 Deferred Compensation/Other Plan Benefits. In the event of the Executive’s termination of employment for any reason, any benefits in which Executive is vested at that time under any deferred compensation arrangement, pension plan or profit sharing plan maintained by the Company or any Affiliated Company shall be paid to Executive or his designated beneficiary at the time or times and in the form of payment determined in accordance with the terms of each applicable plan and the Executive’s payment election (if any) under such plan. Nothing in this Agreement shall be deemed to accelerate the time or change the form of any such deferred compensation payment.

Section 6.07 Change in Control. For purposes of this Agreement, a “Change in Control” shall have occurred if, at any time during the term of Executive’s employment hereunder, any of the following events shall occur:

(i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, unless more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned in substantially the same percentages by persons who were stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii) a change in the composition of the Board, as a result of which fewer than one-half of the incumbent members of the Board are Board members who either (1) had been Board members 24 months prior to such change; or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board members who had been Board members 24 months prior to such change and who were still in office at the time of the election or nomination; or

(iii) any “person” (as such term is used in Section 13(d) and Section 14 of the Securities Exchange Act of 1934, as amended) is or becomes through the acquisition of securities the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”), except that any change in the relative beneficial ownership of the Company’s securities resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. Thus, for example, any person who owns less than 50% of the outstanding Base Capital Stock shall cause a Change in Control to occur as of any subsequent date if such person then acquires an additional interest in the Company which, when added to the person’s previous holdings, causes the person to hold more than 50% of the outstanding Base Capital Stock.

The term “Change in Control” shall not include a transaction, the sole purpose of which is to change the state of the Company’s incorporation.

ARTICLE VII

LIMITATION ON BENEFITS

Section 7.01 Benefit Limit. In the event that any payments or benefits to which Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or other Affiliated Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company); provided, however, that for purposes of the calculation under clause (ii) no excise tax shall be deemed to be imposed under Code Section 4999 on any payment as to which Executive is entitled to a Gross-Up Payment under Section 7.02 below.

Should a reduction in benefits be required to satisfy the benefit limit of this Section 7.01, then the portion of any parachute payment otherwise payable in cash to Executive shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of Executive’s options (based on the amount of the parachute payment attributable to such option under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess.

Section 7.02 Equity Award Gross-Up Payment. Equity awards granted under the Company’s 1997 Stock Incentive Plan (the “Plan”) to Executive prior to December 12, 2006 each contain a provision providing for a Gross-Up Payment (as defined in the Plan) in the event the grant of such an award or the subsequent vesting of such an award would subject Executive to the excise tax imposed by Section 4999 of the Code. If the aggregate Parachute Value (as defined below) of all payments or benefits made or provided (or reasonably expected to be made or provided) to Executive under this Agreement and under all other plans and programs of the Company, including (without limitation) the payments attributable to the grant or accelerated vesting of Executive’s equity awards under the Plan, (the “Aggregate Payment”) is determined to constitute a parachute payment, as such term is defined in Code Section 280G(b)(2), then the following formula shall be used for purposes of determining the amount of any Gross-Up Payment (as defined in the Plan) due Executive with respect to equity awards granted to him under the Plan prior to December 12, 2006.

(i) The Company’s independent auditors shall first determine the total excise tax payable by the Executive under Code Section 4999, if any (the “Excise Tax”) as a result of the Aggregate Payment.

For purposes of subparagraph (i) above, the auditors shall include in the Aggregate Payment any severance compensation under this Agreement which the Company reasonably expects to become payable to Executive in connection with any anticipated termination of his employment following the Change in Control and which the auditors, in their reasonable judgment, determine will constitute a parachute payment under Code Section 280G.

(ii) The Company’s independent auditors shall then determine the “Full Gross-Up Payment” that would be payable to Executive on the Aggregate Payment if Executive were entitled to receive such Full Gross-Up Payment. For clarity and the avoidance of doubt, Executive is not entitled to receive a Full Gross-Up Payment on the entire Aggregate Payment, and this Section 7.02 shall not be read to impose such a liability.

For purposes of subparagraph (ii) above, the term “Full Gross-Up Payment” shall mean an amount that, after the imposition of all penalties and all excise taxes (including, without limitation, the Code Section 4999 excise tax) and all federal, state and local income taxes thereon, yields a remaining sum equal to the Excise Tax on the Aggregate Payment and interest and penalties imposed with respect to the Excise Tax and such additional amount. The calculations by the independent auditors under subparagraphs (i) and (ii) above shall be made and completed within seven (7) business days following the effective date of the Change in Control.

(iii) The dollar amount determined under subparagraph (ii) shall then be multiplied by a fraction, the numerator of which shall be the aggregate Parachute Value calculated for the equity awards granted to Executive under the Plan prior to December 12, 2006, and the denominator shall be the total Parachute Value of the Aggregate Payment. The product shall equal the amount of any Gross-Up Payment (as defined in the Plan) due Executive with respect to equity awards granted to him prior to December 12, 2006. Such Gross-Up Payment shall be made to Executive within fifteen (15) business days after the effective date of the Change in Control or as soon as administratively thereafter, but in no event later than the last day of the calendar year in which the Change in Control is effected or (if later) the fifteenth (15th) day of the third calendar month following the effective date of such Change in Control.

The term “Parachute Value” shall mean the value of each payment or benefit which is deemed to constitute a parachute payment under Code Section 280G, as such value is determined by the Company’s independent auditors in accordance with Section 280G of the Code and the applicable Treasury Regulations thereunder and discounted to its present value as of the date of the Change in Control in accordance with Code Section 280G(d)(4) and such Treasury Regulations.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement or the Gross-Up Payment, to the extent such payment, distribution or Gross-Up Payment constitutes an item of deferred compensation under Section 409A of the Code which becomes payable by reason of the Executive’s termination of employment with the Company, will be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8.01 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments due under the Agreement will be paid in accordance with the normal payment dates specified for them herein. [The Executive will be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.]

Section 8.02 Cessation of Benefits. In the event of a material breach by the Executive of any of his obligations under Section VI.D of this Agreement or any of his obligations under his Proprietary Information Agreement, Executive shall cease to be entitled to any further benefits under Article VI of this Agreement, including (without limitation) any subsequent right to receive any further cash payments or continued health care coverage at the Company’s expense.

Section 8.03 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company’s headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

Section 8.04 Assignment; Successors; Binding Agreement.

A. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof or any payment or benefit hereunder.

B. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

C. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to his estate.

Section 8.05 No Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach.

Section 8.06 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To the Company:	Nanogen, Inc.
10398 Pacific Center Court
San Diego, CA 92121
Attn: Chief Executive Officer

To Executive:	David G. Ludvigson
c/o Nanogen, Inc.
10398 Pacific Center Court
San Diego, CA 92121

Section 8.07 Modification; Waiver; Entire Agreement. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

Section 8.08 Validity. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

Section 8.09 Controlling Document. This Agreement supersedes any and all prior employment agreements or consulting agreements between the Company and Executive, but does not supersede any other agreements between Company and Executive, including but not limited to, the Proprietary Information Agreement, any restricted stock purchase agreement, restricted stock unit agreement, stock option agreement or other equity award agreement entered into pursuant to the Company’s stock plans, and the Nanogen Employees’ Handbook and Policies, except as expressly provided herein. In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, the terms and conditions of this Agreement shall control.

Section 8.10 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

Section 8.11 Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law. Both parties further agree that the remedy specified in this Section 8.11 is not exclusive of any other remedy for the breach by Executive of the terms hereof.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

Executed by the parties as of the day and year first above written.

NANOGEN, INC.

By:	/s/ DAVID R. SCHREIBER
David R. Schreiber
Chairman of Compensation Committee

EXECUTIVE:

By:	/s/ DAVID G. LUDVIGSON
David G. Ludvigson

Exhibit 10.5

EXHIBIT A

FORM OF GENERAL RELEASE

Exhibit 10.5

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain Amended and Restated Employment Agreement between Nanogen, Inc., a Delaware corporation (the “Company”), and myself dated                 , 2007 (the “Employment Agreement), in connection with the termination of my employment on this date, I,                     , hereby furnish the Company with the following release and waiver (“Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments, rights, benefits and indemnification to which I am, pursuant to the express provisions of the Employment Agreement, entitled in connection with my termination of employment, my vested rights under the Company’s Section 401(k) Plan and any worker’s compensation benefits under any Company workers’ compensation insurance policy or fund).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Company’s default in any of its severance payment obligations under the Employment Agreement or any other obligations thereunder which expressly survive the termination of that Agreement.

I acknowledge that, among other rights subject to his Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Date: , 20
EXECUTIVE

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